Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Altria Group, Inc. of our report dated January 28, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Altria Group, Inc., which appears in the 2009 Annual Report to Shareholders of Altria Group, Inc., which is incorporated by reference in Altria Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 (“Form 10-K”). We also consent to the incorporation by reference of our report dated January 28, 2010 relating to the financial statement schedule, which appears in the Form 10-K.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia

June 15, 2010